Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Hudson Global, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other (2)	239,046 (3)	$34.74	$8,304,458.04	.0000927	$769.82
Equity	Common Stock, par value $0.001 per share	Other (2)	261,144 (4)	$34.74	$9,072,142.56	.0000927	$840.99
Total Offering Amounts					$17,376,600.60	.0000927	$1,610.81
Total Fee Offsets							-
Net Fee Due							$1,610.81

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”) of Hudson Global, Inc. (the “Company”) that may become issuable under the Hudson Global, Inc. 2009 Incentive Stock and Awards Plan, as amended and restated (the “Plan”) by reason of any share split, stock dividend, recapitalization or other similar transaction.

(2)	Determined in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, the registration fee calculation is based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on May 16, 2022.

(3)	Represents the registration of an additional 239,046 shares of Common Stock, which are issuable pursuant to the Plan.

(4)	Represents the registration of 261,144 shares of Common Stock underlying restricted stock units granted under the Plan.